Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-11198) of NPTest, Inc. of our report dated January 27, 2004 relating to the financial statements and financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 19, 2004